CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm," and to the use of our report dated June 25, 2008, which is incorporated by reference in this Registration Statement (Form N-1A Nos. 033-07496 and 811-04764) of Dreyfus Premier Municipal Bond Fund.

Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
August 22, 2008